Exhibit 10.1

[****] Certain information in this exhibit has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

PROTOYPE MANUFACTURE AGREEMENT

This agreement is made on the date fully signed below by and between Fluitron Inc., a Pennsylvania corporation having a principal place of business at 30 Industrial Dr., Ivyland, PA 18974 (“FLUITRON”) and Eco Innovation Group, Inc., (“ECOIG”) a Nevada corporation, having a principal place of business at 16525 Sherman Way, Suite C-1, Van Nuys, CA 91406. Together FLUITRON and ECOIG shall be referred to as “Parties” and individually as “Party.”

1.      Purpose

ECOIG hereby engages FLUITRON to manufacture a prototype (“PROTOTYPE”) of ECOIG’s exclusively licensed glycerin extraction technology (“TECHNOLOGY”).

2.     Confidential Information

a) Confidential Information means information and physical material relating to the TECHNOLOGY and the PROTOTYPE and each Party’s business, not generally known or available to the public, and information and any confidential information entrusted to a Party in confidence by third parties. Confidential Information includes, without limitation: inventions, patent applications, technical data, trade secrets (whether or not defined as "trade secrets" under the Uniform Trade Secrets Act of California), technology, know-how, show-how, prototypes, schematics, research, product or service ideas or plans, white papers, software codes and designs, algorithms, developments, laboratory notebooks, processes, formulas, techniques, mask works, engineering designs and drawings, hardware configuration information, agreements with third parties, lists of, or information relating to, employees, customers and consultants of a Party (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees, customers and consultants), lists of, or information relating to, suppliers and customers, price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets, or other technology or business information disclosed by a Party (whether by oral, written, touring facilities, graphic or machine-readable format), which Confidential Information is designated in writing to be confidential or proprietary, or if given orally, is confirmed in writing as having been disclosed as confidential or proprietary, or which should be reasonably understood by the receiving Party as confidential or propriety information of that Party.

b) A receiving Party shall not use any Confidential Information disclosed to it by the disclosing Party for its own use or use by others, or for any purpose other than to carry out discussions concerning, and the undertaking of, the Technology. A receiving Party shall not disclose or permit disclosure of any Confidential Information of the disclosing Party to third parties or to personnel associated with the receiving Party, other than directors, officers, employees, consultants and representatives of the receiving Party (the "Representatives") who are required to have the information in order to carry out discussions regarding, and evaluations to further develop the Technology, provided the Representatives each sign a non-disclosure agreement which ECOIG will provide upon request. The receiving Party shall take reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the disclosing Party in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information. Such measures shall include the degree of care that receiving Party utilizes to protect its own Confidential Information of a similar nature. A receiving party shall promptly notify the disclosing Party of any actual or suspected misuse, misappropriation or unauthorized disclosure of Confidential Information of the disclosing Party which may come to receiving Party's attention.

c) Notwithstanding the above, information disclosed hereunder shall not be considered "Confidential Information" as defined herein where a receiving Party can demonstrate with written documentation that such information:

(i)       was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving Party;

(ii)       was known to the receiving party, without restriction, at the time of disclosure, as evidenced by documentation in existence at the time of disclosure;

(iii)       becomes known to the receiving Party, without restriction, from a source other than the disclosing Party without breach of this Agreement by the receiving Party and otherwise not in violation of the disclosing Party's rights;

(iv)       is disclosed with the prior written approval of the disclosing Party; or

(v)       is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body to the extent necessary to comply with such order or requirement of a court, administrative agency or other governmental body, provided, however, that the receiving Party shall provide prompt notice of such court order or requirement to the disclosing Party, to enable it to seek a protective order or otherwise prevent or restrict such disclosure.

3. Intellectual Property and Ownership

a) FLUITRON acknowledges that ECOIG owns valid and subsisting intellectual property rights in the TECHNOLOGY upon which the prototype (“PROTOTYPE”) is based. FLUITRON further acknowledges that it acquires no proprietary rights in the TECHNOLOGY or PROTOTYPE, and the TECHNOLOGY and PROTOTYPE shall be the exclusive property of ECOIG.

b) FLUITRON shall retain the detailed fabrication drawings, manufacturing procedures and engineering design calculationsCopies of the assembly and layout drawings, and maintenance and service information will be provided to ECOIG.

c) ECOIG shall own the PROTOTYPE and all its materials and components and may use, manufacture and have manufactured the PROTOTYPE by a third party, at its sole discretion; and

d) ECOIG shall own all intellectual property it develops or that is developed solely or jointly by FLUITRON with ECOIG which relates to the TECHNOLOGY and/or the PROTOTYPE, subject to the information retained by FLUITRON in subsection b) above.However, FLUITRON shall have the non-exclusive, royalty free right to use technology, including parts, that it develops alone or jointly with ECOIG, in construction or repair of extraction equipment, for use outside the field of glycerin based extraction. No license is granted to FLUITRON or its customers to make, use or sell technology which infringes any claim of a patent owned or licensed by ECOIG or Glytech, LLC.

4. Payment Requirements

a) ECOIG shall make payments to FLUITRON as set forth in the Quotation dated April 23, 2021, (the “Quotation”) attached hereto as Exhibit 1, and incorporated in its entirety by reference, subject to the provisions of Section 5 for Performance, and Section 7 for Termination.

b) Demitri Hopkins (“HOPKINS”) must approve the drawings and list of materials and components to be purchased by FLUITRON, or supplied by FLUITRON, for assembly of the PROTOTYPE, before any materials and components are purchased by FLUITRON. All approved materials and components must be ordered within five (5) business days of payment by ECOIG, as set forth in the Quotation (Exhibit 1).

c) HOPKINS must be reasonably consulted during assembly of the PROTOTYPE and must approve the final assembled PROTOTYPE, prior to a Factory Acceptance Test, established by HOPKINS and/or ECOIG. HOPKINS will visit FLUITRON at least once a month to assist with development of the PROTOTYPE, starting ten (10) business days after the approved materials and components are received by FLUITRON. He will also be available to assist by telephone and video conferencing with at least 48 hours prior notice.

d) An operable PROTOTYPE must be completed and pass the Factory Acceptance Test within eighteen (18) weeks after all materials and components are purchased. Extensions may be granted by ECOIG for documented occurrences requiring extension.

5. Performance

a) If the PROTOTYPE does not pass the Factory Acceptance Test and/or is not operable, under the parameters established by ECOIG, and FLUITRON, based on the approved drawings, then FLUITRON agrees to perform labor, with ECOIG paying for any additional materials and components needed, to render the PROTOTYPE operable and to obtain passage of the Factory Acceptance Test. ECOIG shall pay the documented, reasonable labor costs for such additional labor only if the inability to operate and/or pass the Factory Acceptance Test is a documented result of fault of design or operation caused by information supplied by ECOIG, and replied upon by FLUITRON. All labor pursuant to this subsection shall be performed promptly and completed within a reasonable time not to exceed thirty (30) days.

b) Factory Acceptance Test parameters and qualifying criteria shall be based on the mechanical operation of the PROTOTYPE, and not based off any chemical or process achievement of successful extraction. Mechanical operation of the system will include target set points of pressure, temperature, and flow, functionality of controls and safety interlocks, and the physical integrity of the system.

[This is a “cure” provision and is not needed, because covered in a) above].

c) At its option, if the PROTOTYPE fails to be operable or to pass the Factory Acceptance Test, ECOIG may obtain possession of the PROTOTYPE and all of its associated materials and components. ECOIG may then proceed as it determines with the PROTOTYPE, including having it assembled by a third party. If ECOIG obtains the PROTOTYPE pursuant to this subsection, FLUITRON shall no longer have to honor any warranties provided pursuant to Section 6, below.

6. FLUITRON Warranty

FLUITRON warrants the PROTOTYPE as provided in its Warranty and Conditions document, attached hereto as Exhibit 2, and incorporated in its entirety by reference.

7. Term and Termination

a) This Agreement shall be in effect until the end of any applicable warranty by FLUITRON after the design, assembly, and acceptance by ECOIG of passage of a Factory Acceptance Test of the PROTOTYPE, under parameters established by HOPKINS and/or ECOIG;

b) Upon the failure of either Party to comply with any provision of this Agreement, thirty (30) days after written notice of such failure, the other Party may elect to terminate this Agreement if no cure has been made satisfactory to that Party; and

c) Upon termination according to the preceding subpart b) of this section of the Agreement, the PROTOTYPE, in its then existing state of completion, and/or all copies, designs molds, materials and components paid by ECOIG for design and construction of the PROTOTYPE shall be immediately delivered to ECOIG, at the cost of the terminated Party.

d) If this Agreement is terminated prior to completion of a PROTOTYPE which passes the Factory Acceptance Test, ECOIG shall be refunded that portion of payments made to FLUITRON which were not for components and materials for which ECOIG paid and are returned to ECOIG.

8. Exclusive Manufacture and Marking

a) FLUITRON agrees that:

(i) it will not manufacture, distribute or deliver the PROTOTYPE for, or supply the PROTOTYPE to, any person, company or organization, except ECOIG;

(ii) it will not produce any items in excess of the single PROTOTYPE without written authorization by ECOIG; and

b) the PROTOTYPE manufactured by FLUITRON shall without exception, bear any patent, copyright or trademark notice as stipulated by ECOIG, accompanied by such other information or notice as may be prescribed by law, or as Licensee may instruct in writing.

9. Return of Materials

A receiving Party shall not make any copies or duplicates of any Confidential Information except as otherwise expressly authorized by the disclosing Party. Any materials, including materials, components or documents that have been furnished by a disclosing Party to the receiving Party in connection with the TECHNOLOGY, PROTOTYPE or a Party’s business or technology shall be promptly returned by the receiving party (or, with the disclosing Party's consent, destroyed), accompanied by all copies of such documentation, at the written request of the disclosing Party.

10. No Co-Ownership

Nothing contained in this Agreement shall be construed to constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

11. Remedies

Each Party's obligations set forth in this Agreement are necessary and reasonable in order to protect the Party and its business. Due to the unique nature of the TECHNOLOGY, the PROTOTYPE and the Parties’ Confidential Information, monetary damages may be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth in this Agreement. Accordingly, the Parties each agree and acknowledge that any such violation or threatened violation may cause irreparable injury to a disclosing Party and, in addition to any other remedies that may be available, in law, in equity or otherwise, the disclosing Party shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach by the receiving Party, without the necessity of proving actual damages.

12. Attorneys' Fees

If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover from the unsuccessful party all costs, expenses and reasonable attorneys' fees incurred therein by the prevailing party.

13. Miscellaneous

a) Governing Law and Venue. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of California or federal law in California federal courts, without giving effect to principles of conflicts of law and disputes shall be heard in the state or federal courts of Los Angeles County, Los Angeles, California;

b) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof;

c) Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the Parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance;

d) Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the Parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. Neither Party may assign any of its rights and obligations under this Agreement with the prior written consent of the other Party;

e) Non-solicitation. Each Party agrees that for a period of three (3) years from the date of this Agreement, it shall not, directly or indirectly, solicit, induce, recruit or encourage any of the other Party' s employees or consultants to terminate their business relationship with the other Party, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the other Party, either for itself or for any other person or entity;

f) Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email or facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the Parties at the following addresses, or to such other addresses as any party to this Agreement may specify by notice to the other parties:

If to FLUITRON:

Mr. Anthony Ciccarine, President

30 Industrial Dr, Ivyland, PA 18974

Telephone: (215) 355-9970

Email: info@fluitron.com

If to ECOIG:

Ms. Julia Otey-Raudes, CEO

Eco Innovation Group, Inc.

16525 Sherman Way Suite C-1

Van Nuys, CA 91406

Telephone: (800) 922-4356

Mail: julia.otey@ecoig.com

g) Construction. This Agreement is the result of negotiations between, and has been reviewed by, each of the Parties hereto and their respective counsel, if any. Accordingly , this Agreement shall be deemed to be the product of all of the Parties hereto, and no ambiguity shall be construed in favor of or against any one of the Parties hereto;

h) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature; and

i) Authority to Execute. Each person executing this Agreement on behalf of a corporation or other entity personally warrants and guarantees that he or she has full authority to execute this Agreement on behalf of such corporation or entity and that this Agreement is binding on the corporation or entity.

The Parties intend for this Agreement to be effective as of the date fully signed below.

Eco Innovation Group, Inc.

By:	/s/ Julia Otey-Raudes	Date: May 19, 2021
Julia Otey-Raudes
Title: Chief Executive Officer

Fluitron Inc.

By:	/s/ Anthony P. Ciccarine	Date: May 19, 2021
Anthony P. Ciccarine
Title: President

EXHIBIT 1

Fluitron, Inc.

30 Industrial Drive
Ivyland, PA 18974

Phone (215) 355-9970
Fax (215) 355-9074

E-mail: info@fluitron.com

DATE: April 23, 2021

TO: Eco Innovation Group, Inc.

ATTN: Patrick Laurie

EMAIL: Patrick.laurie@ecoig.com

RE: Fluitron Quotation No. Q21-2588, Rev. 2

SENDER: Ryan Malone

PAGES: 4

Dear Patrick:

Thank you for your recent inquiry and your interest in Fluitron. We are pleased to provide a quotation on the equipment that you require. This quote includes the design, fabrication, and factory acceptance test of the requested Glycerin extraction system. Fluitron understands that this system will either ship out to you for you to perform your own extraction tests, or remain at Fluitron’s facility where we could perform the extraction tests for an additional fee.

Our quotation is subject to and in accordance with Fluitron, Inc.’s Terms and Conditions/Warranty.

We trust that our information is complete and satisfactory. If you have any questions or comments, please don’t hesitate to contact us.

Sincerely,

Ryan Malone

Encl: Terms and Conditions/Warranty

SKT-1648

SKT-1648-1

Price: $307,200.00

Delivery: 5 – 6 weeks for approval drawings

17 – 18 weeks for equipment after drawing approval

Payment Terms: Note: Credit references must be submitted and approved before order acceptance.

Progress Payments: (Due upon Receipt)

20% - With Order Placement

50% - Prior to Purchasing of Materials & Components

20% - Prior to Start of Assembly

10% - After Completion of Factory Acceptance Test

Shipping Terms: FOB Origin Freight Collect

Warranty: See Attached

Validity of Offer: 30 Days from date of quotation

Because of the specialized nature of our business and our dependence on the supply of specialty materials and components, Fluitron cannot guarantee delivery dates. The estimated delivery date shown on this quotation assumes that all raw materials and components as well as any required drawings are received as expected.

System Overview

This extraction system will be designed and build in accordance with the basic operating scenario as shared by Eco Innovation Group, which consists of ******* to perform an extraction and separation process through the lab scale vessels that we will be building for the system. The full system schematic is attached to this quote and the main items in the system are detailed further in this offer. All items on the system will be new items, except for the .. *******. Those excepted items will be provided by Fluitron on a temporary basis and will eventually return to Fluitron after the prototype has served its purpose for testing and evaluation of the process. The basic physical constraints and technical specifications of the system are:

Maximum Pressure: 1200 psig

Maximum Temperature: 800° F

*******

*******

Electrical Supply: 230/460V 3ph 60Hz

Component Specifications

Compressor

In order to compressor the helium, Fluitron will be lending our high pressure, small capacity diaphragm compressor to the system. ******* While the compressor will not be controllable beyond simple on/off function, the upstream flow control valve will ensure it delivers a consistent and controllable flow of gas.

A5-400 Metal Diaphragm Compressor

Make: Fluitron

Inlet Pressure: Atmospheric

Max Discharge Pressure: 6000 psig

Motor: 2 HP

MOC: SS (Wetted)

Extractor & Separator

The Extractor and Separator will share almost identical designs to reduce costs and lead time. Each one will be designed to handle the full pressure and temperature of the system while providing a sufficient amount of volume for performing qualitative extraction tests.

Volume: 1L

Design: 1500 psig @ 800° F

ID: 2.47”

IL: 12.75”

MOC: 304/316 SS

Construction: Welded Flanged Vessel w/ Metal Seal

*******

Diaphragm Metering Pump

Discharge Pressure: 1200 psig

Plunger Diameter: 20 mm

MOC: 316 SS

Motor: 0.75 HP

Heaters

Due to the high pressures and temperatures, both heaters will be of a similar design wherein a SS tube is encased in a solid block of metal which is then heated externally using electric heaters. This method ensures that the heater can sufficiently withstand the pressure of the system while still providing the necessary heat to the process stream effectively. The Pre-Heater will be cast in Aluminum while the Heater will be cast in Bronze.

Construction: Cast-in Process Heaters

Rating: 8kW (Pre-Heater) & 5kW (Heater)

MOC: SS (Wetted)

Electrical: 480V 3ph 60Hz

Temperature Rating: 500° F (Pre-Heater) & 800° F (Heater)

Controls

The entire system will be controlled via a desktop PC provided by Fluitron with LabVIEW software installed on it. All operational logic is performed by a LabVIEW program running on the computer. This software will communicate with the system, perform data acquisition, and control various functions including the individual flowrates of both the ******* both heaters and safety interlocks. Because we are opting to use a LabVIEW controller, the interface and data acquisition will be incredibly flexible and user friendly compared to more traditional PLC systems. Included as a part of the controls package is a full Operation Logic Document write up which will detail the use and troubleshooting of the controls.

EXHIBIT 2

TERMS AND CONDITIONS / WARRANTY

a)	Fluitron warrants equipment of its manufacture for a period of one year from shipment date against defects in material or workmanship, provided that its installation, application and maintenance are within the design specifications. Normal wearing parts or other parts that have a useful life of less than one year are excluded and would have a limited warranty. Fluitron products are designed and built to be used under the direction of trained professionals in compliance with government and industrial safety standards. Handling of toxic, dangerous, flammable or explosive substances with Fluitron products is at the user’s risk.

b)	Components, not of our manufacture, are not covered by this warranty. The manufacturer’s warranty applies.

c)	Because of the many variables of service conditions, no warranty of performance implied or otherwise, can be made on items of our manufacture regarding wear to equipment caused by corrosion or abrasion of foreign objects, vibration, improper lubrication or failure to provide proper inlet conditions or flow.

d)	Fluitron will correct by repair or replacement, at our option and our expense, any proven defects subject to the above, provided immediate written notice of such defects is given. Buyer is responsible for all shipping charges to Fluitron’s facility.

e)	The warranty period will not be extended for items repaired under warranty. The complete warranty period is as stated in item (a) above.

f)	If returning the equipment for warranty repair in not possible, Fluitron can provide a Field Service Technician under the following conditions:

1.	Purchase order is required in advance of travel
2.	If it is determined that the warranty claim is valid, the customer will be responsible for travel, lodging and living expenses only.
3.	If it is determined that the warranty claim is not valid, customer will be responsible for both expenses and service fees according to Fluitron’s current Field Service Rates.

g)	When possible, Fluitron, at its discretion, may accept photographs provided by the customer to validate a warranty claim

h)	The total financial obligation of Fluitron does not exceed the purchase price of the items of our manufacture. We will not assume liability for repairs or replacement by others without our authorization. In no extent shall Fluitron be liable for consequential damages including, but not limited to, damages for loss of use, loss of revenue or profits or loss of use or damage to property or equipment of others.

i)	Fluitron expressly disclaims all other express and/or implied warranties including warranties of merchantability and fitness for purpose. In no event shall Fluitron be liable for any direct or indirect, incidental, special or consequential damages of any nature.

j)	Fluitron expects to receive the net amount invoiced. If there are any taxes/duties or fees of any kind resulting from order fulfillment or shipment, they must be paid by the purchaser.